Exhibit 4.9

AMENDMENT No. 3

This Amendment No. 3 (the “Amendment”) to the Licence Agreement dated 20 April 1998 by and between

(1)	Shionogi & Co., Ltd., a company incorporated in Japan, whose registered office is at 1-8 Doshomachi 3-chome, Chuo-ku, Osaka, Japan (“Shionogi”); and

(2)	ASTRAZENECA UK LIMITED (formerly Zeneca Limited), a company incorporated in England under no. 3674842 whose registered office is at 15 Stanhope Gate, London, W1K 1LN, England (“AstraZeneca”),

as amended, (the “Licence Agreement”) is made effective as of           5 DECEMBER            , 2008 (the “Amendment Effective Date”).

Recitals

WHEREAS, AstraZeneca’s AFFILIATE (as defined in the Licence Agreement), AstraZeneca Canada Inc. and Shionogi have jointly challenged under NoA Proceedings (as defined below) a manufacturer of a generic version of the LICENSED PRODUCT (as defined in the Licence Agreement), and may in the future make other similar challenges; and

WHEREAS, a manufacturer whose generic version of a product has not been launched in Canada due to challenges under NoA Proceedings that have been withdrawn, discontinued or dismissed may claim NoA Damages (as defined below) from the party or parties having made the challenge; and

WHEREAS, the PARTIES (as defined in the License Agreement) desire to allocate between themselves the responsibility for any NoA Damages as set forth in this Amendment, and thus to further amend, modify and restate certain terms and conditions of the Licence Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment,

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the PARTIES, intending to be legally bound, agree as follows:

1	Definitions

Any capitalized term not separately defined in this Amendment shall have the meaning ascribed to it in the Licence Agreement.

2	Modifications

The following new Article 12.5 shall be inserted immediately after Article 12.4:

“12.5
In the event that any NoA Damages are awarded against ZENECA in a NoA Proceeding, or the outcome of a NoA Proceeding is that ZENECA is ordered to or agrees to make payments or pay royalties to a THIRD PARTY, and where such NoA Damages, payments or royalties are not attributable to the gross negligence of ZENECA (including its attorney) in conducting the NoA Proceedings concerned, then [***] percent ([***]%) of such NoA Damages, payment or royalties shall be offset against royalties payable by ZENECA under Article 4.  Should ZENECA agree to make such payment or pay royalties to a THIRD PARTY as described above in this Article 12.5, then ZENECA shall have right to make such offset as described in this Article 12.5 only to the extent SHIONOGI has provided its consent in writing, provided that such consent is not unreasonably withheld.

For the purpose of this Article 12.5;

(i) ‘NoA Proceedings’ means the Patented Medicines (Notice of Compliance) Regulations in Canada, as amended from time to time and any successor legislation, whereby, in broad terms, an owner of a generic version of a product may, in a Notice of Allegation, challenge patents listed on a Patent Register by alleging that said patents covering the original product are not infringed by the generic manufacturer’s product and/or that such patents are invalid.

(ii) ‘NoA Damages’ means damages or other compensation awarded under NoA Proceedings to a party alleging that the launch in Canada of a generic version of a product has been improperly delayed due to a challenge of such party’s Notice of Allegation under such NoA Proceedings.

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

3	Amendment Effective Date

This Amendment shall become effective on the Amendment Effective Date.

4	Entire Agreement

This Amendment, together with the Licence Agreement, constitutes the entire agreement between the PARTIES with respect to the subject matter of the Licence Agreement.  The Licence Agreement together with this Amendment supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Licence Agreement, as amended. Each PARTY confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in the Licence Agreement as amended. Nothing in this Amendment is intended to limit or exclude any liability for fraud.  The PARTIES hereby agree that subject to the modifications specifically stated in this Amendment, all terms and conditions of the Licence Agreement shall remain in full force and effect.

Execution

THIS AMENDMENT IS EXECUTED by the authorised representatives of the PARTIES as of the Amendment Effective Date.

SIGNED for and on behalf of		SIGNED for and on behalf of
AstraZeneca UK Limited		Shionogi & Co., Ltd.

/s/ William (Liam) McIlveen		/s/ Isao Teshirogi
Signature		Signature

Name:	William (Liam) McIlveen	Name:	Isao Teshirogi

Title:	Authorised Signatory	Title:	President and Representative Director